Exhibit 99.1

RealPage® to Acquire Axiometrics®
Creates The SourceSM for Apartment Data Analytics
RICHARDSON, Texas -- (BUSINESS WIRE) -- RealPage, Inc. (NASDAQ:RP) today announced it has agreed to acquire substantially all of the assets of Axiometrics, a leading provider of apartment market data. Axiometrics will be combined with MPF Research, a division of RealPage. In addition, RealPage has entered into a long-term relationship with Real Capital Analytics (RCA), a leading authority on multifamily sales transaction data. Combining data from Axiometrics, MPF Research and RCA with the data analytics power of RealPage, which is based on tens of millions of real time lease transactions, will create a unique market intelligence platform. The company expects this platform to be the most-referenced apartment data analytics solution in the U.S.
Highlights

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Combines data from three of the industry’s most powerful data brands, which together possess the leading “share of voice” for multifamily data analytics as measured by media mentions, social media shares and extended follower reach.[1]

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Accelerates achievement of RealPage’s broad vision for its data analytics platform that enables clients to make informed decisions regarding apartment capital allocations, construction, acquisitions, management and dispositions.

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Significantly increases transparency of transactions in the $150 billion market for multifamily property sales transactions by providing the most accurate market fundamentals, forecasts and asset-level granularity.

•	Contributes to RealPage’s 2020 goal of $1 billion in revenue and $300 million in adjusted EBITDA, once fully integrated by early 2018.
“The acquisition of Axiometrics furthers our goal to become the definitive source for accurate data intelligence regarding the acquisition, operation and disposition of every market-rate apartment in the U.S.,” said Steve Winn, Chairman and CEO of RealPage.
“This is a big win for our clients and the multifamily rental housing industry,” said Ron Johnsey, CEO of Axiometrics. “By combining with RealPage, we will vastly expand our data coverage and forecasting capabilities and thereby increase the value we offer to all constituents in the apartment housing industry.”
1 Source: BrandMentions.
Financial Highlights
The completion of the acquisition remains subject to certain standard conditions, and is expected to close during February 2017. The acquisition purchase price of approximately $75 million in cash is subject to working capital adjustments and post-acquisition indemnification claims. For the year ending December 31, 2016, revenue for Axiometrics is forecasted to be approximately $13.8 million, reflecting annual growth of 27% compared to 2015. RealPage expects the acquisition of Axiometrics to represent a valuation of approximately 8 times EBITDA once fully integrated by early 2018.
About RealPage, Inc.
RealPage is a leading global provider of software and data analytics to the real estate industry. Clients use our platform to improve operating performance and increase capital returns. Founded in 1998 and headquartered in Richardson, Texas, RealPage currently serves over 12,000 clients worldwide from offices in North America, Europe and Asia. For more information about the company, visit https://www.realpage.com.
About Axiometrics
Axiometrics surveys and researches properties in over 500 apartment markets and submarkets along with 680 colleges and universities nationwide to provide its clients with accurate, timely same-store market intelligence. Particularly powerful is the ability to analyze the data by multiple variables such as asset class and age; specific competitive floor plans; as well as historical data at an asset level.
About Real Capital Analytics, Inc.
Real Capital Analytics, Inc. (RCA) is a leading authority on transactional sales data having recorded over $16 trillion of commercial property transactions linked to over 155,000 investor and lender profiles, and providing subscribers a full micro to macro view of chosen market. RCA publishes the series of widely-read Capital Trends reports (Global, US, Europe and Asia Pacific) which are frequently quoted in industry news and academic research. RCA is privately held and headquartered in New York City with offices in San Jose, London and Singapore.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking” statements relating to the expected closing date, integration and benefits of the Axiometrics transaction, including the impact of the transaction on RealPage’s future revenue and adjusted EBITDA; Axiometrics’ forecasted revenue for 2016; RealPage’s expected, possible or assumed future results; expectations regarding product development initiatives; expected acquisition synergies; and RealPage’s long-term revenue and adjusted EBITDA margin objectives. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “expects,” “believes,” “plans,” or similar expressions and the negatives of those terms. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Additional factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the possibility that general economic conditions, including leasing velocity or uncertainty, could cause information technology spending, particularly in the rental housing industry, to be reduced or purchasing decisions to be delayed; (b) an increase in insurance claims; (c) an increase in customer cancellations; (d) the inability to increase sales to existing customers and to attract new customers; (e) the timing of the closing of the Axiometrics transaction and RealPage, Inc.’s failure to integrate acquired businesses (including the business of Axiometrics) and any future acquisitions successfully or to achieve expected synergies; (f) the timing and success of new product introductions by RealPage or its competitors; (g) changes in RealPage’s pricing policies or those of its competitors; (h) legal or regulatory proceedings; (i) the inability to achieve revenue growth or to enable margin expansion; and (j) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (“SEC”) by RealPage, including its Quarterly Report on Form 10-Q previously filed with the SEC on November 8, 2016. All information provided in this release is as of the date hereof and RealPage undertakes no duty to update this information except as required by law.
Contacts:
RealPage
Rhett Butler, 972-820-3773
RealPageMediaRelations@realpage.com